                                                                 EXHIBIT 10-2.1

Lives insured

Policy number






--------------------------------------------------------------------------------

SURVIVORSHIP LIFE policy, payable on second death.

Premiums payable to age 95 of the younger of the surviving lives.

Participating (eligible for annual dividends).






In this policy "you" and "your" refer to the owner of the policy. "We", "us" and "our" refer to The Manufacturers Life Insurance Company.

If both of the lives insured die while the policy is in force, on the second death we will pay the death benefit to the beneficiary, subject to the provisions of the policy. The lives insured and the beneficiary are named on page 3. The death benefit is described in the "Death benefit" provision.


--------------------------------------------------------------------------------
The death benefit is payable following the second death. However, you should give us proof of the first death as soon as it occurs.
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READ YOUR POLICY CAREFULLY. It is a legal contract between you and us.






TEN-DAY RIGHT TO RETURN POLICY. Within ten days after receiving your policy, you can return it for cancellation by delivering or mailing it to us or the agent who sold it. Immediately on delivery or mailing, the policy will be void from the beginning. We will refund in full and premium paid.


--------------------------------------------------------------------------------


XXXXXXXXXXXXXXXX
--------------------------------------
President and Chief Executive Officer




XXXXXXXXXXXXXXXXXX
-----------------------------------------
Vice-President and Secretary



                                                                 Graphic Omitted

                                    Contents


                                                                            Page
Definitions...........................................................         5
Payment of premiums...................................................         5
Dividends.............................................................         5
Cash loan.............................................................         6
Automatic premium loan................................................         6
Loan conditions.......................................................         6
Guaranteed options....................................................         7
Surrender for cash....................................................         7
Reinstatement.........................................................         8
Age and sex...........................................................         8
Suicide...............................................................         8
Death benefit.........................................................         8
Beneficiary...........................................................         9
Ownership and assignment..............................................         9
Benefit options.......................................................         9
Protection against creditors..........................................        11
Currency and place of payment.........................................        11
Contract..............................................................        11
Validity of policy....................................................        11
Basis of values.......................................................        11
Tables of monthly instalments under benefit options...................        13


Any endorsements, any riders providing supplementary benefits etc., and a copy of the application follow page 14.

060IUS       021US      051US       071US       091US       113PA       131US        719-6        719-6       117-5US         PA 77
704-1       427-1PA      306-4                                                                                              MAN 470

                                                                                                                             PAGE 3





LIVES INSURED  1-MARVIN J ROUNICK                          AGE AT POLICY DATE 47
               2-JUDITH LOIS ROUNICK                       AGE AT POLICY DATE 42
POLICY NUMBER  3,779,930-1                                POLICY DATE 1 FEB 1987
                                                         ISSUE DATE   2 JUN 1987

OWNER JACK A ROUNICK AND STUART SAVETT, TRUSTEES UNDER THE ROUNICK FAMILY IRREVOCABLE INSURANCE TRUST
                       DATED 27 OCTOBER 1986.


BENEFICIARY            THE OWNER


        PLAN
ON -1-AND-2-           SURVIVORSHIP LIFE, PAYABLE ON SECOND DEATH, PARTICIPATING
                       PAID-UP ADDITIONAL INSURANCE RIDER, PARTICIPATING,
                       PAYABLE ON SECOND DEATH, SEE PAGE 4.


FACE AMOUNT            $20,000,000

PREMIUM SCHEDULE
 NO.1 NON-SMOKER
     NO.2 SMOKER       PREMIUMS PAYABLE AT ANNUAL INTERVALS TO AGE 95 OF THE
                       YOUNGER OF THE SURVIVING LIVES, AS FOLLOWS

BEGINNING ON
DAY MON YEAR
1 FEB 1987                 PREMIUM
                       $157,020.00


















                                   CONTINUED

                                     3779930                   PAGE 3 CONTINUED

         TABLE OF VALUES - DOLLAR VALUES ARE PER $1,000 OF FACE AMOUNT.
   LOAN VALUE AT END OF POLICY YEAR IS BASIC VALUE PLUS ANY DIVIDEND CREDITS.
    SEE `CASH LOAN', 'GUARANTEED OPTIONS' AND 'BASIS OF VALUES' PROVISIONS.

                          PROVIDED BOTH                           PROVIDED ONLY                           PROVIDED ONLY
                          LIVES INSURED                         LIFE INSURED NO. 1                      LIFE INSURED NO. 2
                            ARE LIVING                              IS LIVING                               IS LIVING
               ------------------------------------    ------------------------------------    ------------------------------------
   END OF
   POLICY           BASIC              PAID-UP              BASIC              PAID-UP              BASIC              PAID-UP
    YEAR            VALUE             INSURANCE             VALUE             INSURANCE             VALUE             INSURANCE
-----------    ----------------    ----------------    ----------------    ----------------    ----------------    ----------------
                      $                   $                   $                   $                   $                   $
          1                   -                   -              122.72              328.60               35.30              128.97
          2                   -                   -              133.75              347.52               42.23              149.51
          3                 .53                2.17              145.21              366.21               49.44              169.67
          4                7.09               27.93              157.13              384.74               56.95              189.48
          5               14.02               53.29              169.48              403.03               64.80              209.06
          6               21.32               78.22              182.25              421.07               72.99              228.37
          7               29.02              102.79              195.41              438.82               81.54              247.47
          8               37.13              126.99              208.94              456.27               90.45              266.33
          9               45.66              150.82              222.84              473.41               99.72              284.94
         10               54.63              174.33              237.11              490.28              109.39              303.38
         11               64.05              197.50              251.77              506.91              119.44              321.58
         12               73.95              220.40              266.85              523.35              129.86              339.52
         13               84.33              242.99              282.34              539.60              140.68              357.27
         14               95.22              265.32              298.23              555.65              151.93              374.85
         15              106.64              287.42              314.49              571.48              163.65              392.35
         16              118.62              309.33              331.08              587.08              175.90              409.83
         17              131.18              331.05              347.94              602.38              188.75              427.38
         18              144.34              352.60              365.01              617.35              202.24              445.04
         19              158.12              373.99              382.27              631.99              216.39              462.80
         20              172.51              395.19              399.73              646.36              231.16              480.57

POLICY NUMBER 3779930                                                    PAGE 4

                       PAID-UP ADDITIONAL INSURANCE RIDER
                            PAYABLE ON SECOND DEATH

SINGLE PREMIUM $362,905.00 PAYABLE ON THE POLICY DATE

                              - TABLE OF VALUES -
          THE VALUES SHOWN BELOW ARE AS OF THE END OF THE RIDER YEAR.

                      PROVIDED BOTH LIVES                                                 PROVIDED BOTH LIVES
                       INSURED ARE LIVING                                                 INSURED ARE LIVING
 ---------------------------------------------------------------    ---------------------------------------------------------------
      END OF
       RIDER                 BASIC                                     END OF RIDER              BASIC
       YEAR                  VALUE            PAID-UP INSURANCE            YEAR                  VALUE           PAID-UP INSURANCE
 ------------------    ------------------     ------------------    ------------------     ------------------    ------------------
                               $                      $                                            $                     $
        01                        372,939              2,711,972            13                        656,170             2,711,972
        02                        391,527              2,711,972            14                        686,324             2,711,972
        03                        410,940              2,711,972            15                        717,615             2,711,972
        04                        431,206              2,711,972            16                        750,083             2,711,972
        05                        452,357              2,711,972            17                        783,773             2,711,972
        06                        474,419              2,711,972            18                        818,709             2,711,972
        07                        497,411              2,711,972            19                        854,897             2,711,972
        08                        521,352              2,711,972            20                        892,312             2,711,972
        09                        546,270              2,711,972            22                        970,617             2,711,972
        10                        572,188              2,711,972            25                      1,095,935             2,711,972
        11                        599,131              2,711,972            27                      1,184,521             2,711,972
        12                        627,114              2,711,972            30                      1,324,451             2,711,972

                                  DEFINITIONS

"Age" at a specific date means age on the birthday nearest to that date.

The "basic value" of the policy at a specific date is an amount used to determine certain policy benefits at that date. It is shown for the ends of certain policy years, per $1,000 of face amount, in the table of values on page 3. We compute it in accordance with the "Basis of values" provision.

To "commute" a series of future payments means to replace them by a single payment, called their "commuted value".

"Dividend credits" means dividend accumulations and the cash value of paid-up additions. (See the "Dividends" provision.)

The "first death" means the death of the first to die of the lives insured.

"Interest" means interest compounded annually.

"Mortality table" means a table based on records of deaths. It shows for various ages how many persons died at a specified age, compared to how many reached that age.

The "net single premium" for a benefit means the one payment that would be needed on a specific date to provide the benefit. It is computed from the Commissioners 1980 Standard Ordinary Mortality Table, and an assumed interest rate of 4%; it does not take into account the amount needed to cover our expenses.

"Policy debt" means amounts owed to us under the "Cash loan" and "Automatic premium loan" provisions, including interest.

"Policy years" and "policy anniversaries" are determined from the policy date shown on page 3.

The "second death" means the death of the second to die of the lives insured.

                               PAYMENT OF PREMIUMS

Premiums fall due, according to the premium schedule on page 3, until the earliest of:

(a)     The date of death of the second to die of the lives insured; or

(b) The policy anniversary nearest age 95 of the younger of the lives insured, if both lives insured survive to age 95; or

(c) The policy anniversary nearest age 95 of the survivor of the lives insured, if only one life insured survives to age 95.

        Premiums are payable on or before their due dates, at any of our offices or to one of our agents. On request we will give a receipt signed by one of our officers.

For payment of each premium except the first, we give a grade period of 31 days after the due date. During that time the policy remains in force.

If a premium is not paid by the end of the grace period, your policy terminates, unless it has a value called a cash value. What happens then is explained in the "Automatic premium loan" and "Guaranteed options" provisions. The "Surrender for cash" provision describes the cash value.

See "Insured Loan Option" Rider.

                                   DIVIDENDS

You have a "participating" policy; at each policy anniversary we determine whether it is entitled to any share of divisible surplus. If it is, we pay you this share, called a dividend. But we do not pay the first dividend unless the premium due on the first policy anniversary has been paid.

The amount of dividend to which the policy is entitled, at any particular policy anniversary, may be adjusted, up or down, to take account of:

(a) the amount of policy debt outstanding during the policy year then ending;

(b)     for how long that policy debt was outstanding; and

(c)     the rate of interest charged on that policy debt.

You can choose one of these options for using the dividend.

(1) Apply it to purchase more insurance. This is called a paid-up addition; it will be participating insurance payable on the death of the second to die of the lives insured. You can exchange paid-up additions for cash. The cash will equal the net single premium for the paid-up additions at the latest policy anniversary.

(2)     Take it in cash.

(3) Use it to pay part of the premium then due, if premiums are not due monthly.

(4) Leave it with us to accumulate with interest at 3 1/2% per year, plus any extra interest that we may determine. You can withdraw the accumulation at any time.

When you choose an option it will apply to dividends in the future until you choose another option. If you do not choose an option, option (1) will apply. If under the "Guaranteed options" provision, we are continuing the policy as paid-up life insurance for an amount less then the face amount, option (1) must apply.

                                   CASH LOAN

You can get a loan on request, subject to the requirements below. The amount of the loan cannot exceed the "loan value" reduced by any premium due and any existing policy debt.

On a policy anniversary, or on a premium due date, the loan value is the basic value plus any dividend credits. At other times, the loan value is the amount which with interest will equal the loan value on the next policy anniversary, or on the next premium due date, if earlier.

The policy is the only security for the loan. We can require a loan agreement from you.

We can postpone making the loan for up to six months, unless you use it to pay us a premium.

                             AUTOMATIC PREMIUM LOAN

We will automatically grant a loan to pay all or part of an unpaid premium if:

(a)     the premium is still unpaid at the end of the grace period; and

(b) you asked for this loan option in the application, or we receive your signed request for it before the end of the grace period; and

(c)     the loan value exceeds the policy debt.

We will loan the whole premium if at the end of the premium period the policy debt will not exceed the loan value.

If loaning the whole premium would make the policy debt at the end of the premium period greater than the loan value, we will loan only a part of the premium. The amount we loan will keep your policy in force from the due date of the premium until the policy debt equals the loan value. Then, if the balance of the premium is still unpaid, the policy will terminate.

You can write to us and cancel your request for the automatic premium loan. This cancellation will apply from the date when we receive your notice.

                                LOAN CONDITIONS

Interest. We charge interest on all loans made under the "Cash loan" and "Automatic premium loan" provisions. When we grant a loan, we will tell you what rate will be charged to the next policy anniversary. At each policy anniversary, we can change the rate being charged for any existing loan; the change may be up or down.

The rate we charge will not exceed the greater of (a) and (b).

(a)     is 8%

(b) is Moody's Corporate Bond Yield Average-Monthly Average Corporates for the calendar month ending two months before the date on which we determine your loan rate. If that Average is at least one-half of one percent greater or smaller than the rate we have been charging, we will increase or reduce the rate on your loan for the subsequent year. In the event that Moody's Corporate Bond Yield Average-Monthly Average Corporates is no longer published, we will use a similar average as requested by your state's Insurance Commissioner.

We will advise you immediately of any change in the loan rate. We will not make any change in the rate which, in itself, would cause the policy to terminate before the next policy anniversary.

We compute interest on a daily basis. At the end of each policy year we add any unpaid interest to the policy debt, to bear interest at the same rate.

Reduction of benefit. Any amount payable by us is reduced by the policy debt.

Limit of policy debt. If the policy debt equals or exceeds the loan value, the policy will then terminate. At least 31 days before the termination we will mail a notice to your latest address known to us. If you had assigned the policy and filed the assignment with us, we will also mail a notice to the assignee's latest address known to us.

                               GUARANTEED OPTIONS

If a premium is not paid and your policy has a cash value, you can choose a "guaranteed option" instead of resuming premium payments. The guaranteed options are (a) and (b) below.

If you do not choose a guaranteed option before the end of the grace period, and had not asked for the automatic premium loan option, we will apply option
(a).

(a) Paid-up life insurance. You can continue the policy as paid-up life insurance payable on the second death. We will use the cash value, less any policy debt, as a net single premium on the due date to compute the amount of insurance.

If you choose paid-up life insurance while both of the lives insured are living, the basic value will increase on the first death, but the amount of insurance will not change.

(b) Surrender for cash. You can surrender the policy for cash according to the "Surrender for cash" provision.

                               SURRENDER FOR CASH

You can surrender your policy when it has a cash value; we will pay you the cash value less any policy debt. We compute the cash value as set out in (a) to (c) below. The "date of surrender" is the date when we receive you request for surrender, unless we agree to some other date.

(a) If further premiums would have been payable, and all premiums due have been paid, the cash value is the basic value plus any dividend credits.

(b) If a premium due has not been paid, the cash value within 60 days, after the due date is the same as it was on the due date, less any dividend credits that you have since withdrawn.

(c) If we are continuing the policy as paid-up insurance, the cash value is the net single premium for that insurance on the date of surrender plus any dividend credits. If the date of surrender is within 31 days after a policy anniversary, we take the net single premium as not less than on that anniversary.

We have the right to postpone payment for up to six months. If we postpone for more than 30 days, we will pay interest from the date of surrender.

After the date of surrender no insurance will be in force.

                                 REINSTATEMENT

If your policy terminates or is changed to paid-up insurance, you can have it reinstated within five years, if:

(1)     you have not surrendered it for cash; and

(2) we receive evidence of insurability satisfactory to us on both the lives insured, or on the survivor if the first death occurred before the termination or change to paid-up insurance; and

(3)     all due premiums are paid, with interest at 6% per year; and

(4) any policy debt is paid to us or reinstated, with interest; the interest rate(s) from the date of termination (or change) to the date of reinstatement will be the rate(s) that would have applied if termination (or change) had not occurred.

If those conditions are met, the reinstatement takes effect on the later of:

(a)     the date when we receive the required premiums;

(b)     the date when you apply for reinstatement.

                                  AGE AND SEX

If the age or sex of either of the lives insured was misstated in the application, we will change the amount of insurance. The new amount will be what the premiums paid would have purchased for the correct age and sex. We will use the correct age to compute any other benefits based on age. If a date in the premium schedule on page 3 was based on an incorrect age, we will change the date to agree with the correct age.

                                    SUICIDE

If either of the lives insured dies by suicide whether sane or insane within one year after the issue date, we will pay only:

        (a)    the sum of the premiums paid,

plus    (b)    any dividend credits,

less    (c)    any policy debt.

The policy will no longer be in force.

                                 DEATH BENEFIT

If both of the lives insured die while the policy is in force, we will pay a death benefit on receiving due proof of death. Subject to the "Age and sex", "Suicide" and "Validity of policy" provisions, we will compute the amount of the benefit as explained below.

(1) All premiums paid. If all premiums due have been paid, the death benefit will be:

        (a)    the face amount specified on page 3,

plus    (b)    any dividend accumulations and paid-up additions,

plus    (c)    any benefits payable under any riders that are a part of the policy,

plus    (d)    any amount of premium paid which applies to a period beyond the policy month in which the second death occurs,

less    (e)    any policy debt.

(2) During the grace period. If the second death occurs during the grace period of a premium that has not been paid, the death benefit will be:

        (a)    the face amount specified on page 3,

plus    (b)    any dividend accumulations and paid-up additions,


plus    (c)    any benefits payable under any riders that are a part of the policy,

less    (d)    the amount of premium required to cover a period of one month only, and

less    (e)    any policy debt.

(3) Paid-up policy. If the second death occurs while we are continuing the policy as paid-up life insurance, the death benefit will be:

        (a)    the amount of that insurance,

plus    (b)    any dividend accumulations and paid-up additions,

less    (c)    any policy debt.

(4) Interest. If we pay the death benefit in one sum we will increase it by interest from the date of the second death to the date of payment. We will use the same rate as on death benefits left on deposit with us.

(5) Surrender for cash. If the second death occurs after we receive your request for surrender, there will be no death benefit; instead we will pay the amount payable under the "Surrender for cash" provision as at the date of surrender.
                                       8

                                  BENEFICIARY

The following four sections will apply unless there is a beneficiary appointment in force which provides otherwise.

Beneficiary classification. You can appoint beneficiaries for any death benefit in three classes: primary, secondary and final. Beneficiaries in the same class will share equally in any death benefit payable to them.

Payment to beneficiaries. We will pay the death benefit:

(a)     to any primary beneficiaries who are alive on the second death; or

(b) if no primary beneficiary is then alive, to any secondary beneficiaries who are then alive; or

(c) if no primary or secondary beneficiary is then alive, to any final beneficiaries who are then alive.

Change of beneficiary. Until the second death, you can change the beneficiary by giving us notice in written form satisfactory to us. We are not responsible if the change does not achieve your purpose.

Death of beneficiary. If no beneficiary is alive on the second death, the death benefit will belong to you as owner; if you are (a) the sole owner, and
(b) the second to die of the lives insured, the death benefit will belong to your estate. If a beneficiary dies before the seventh day after the date of the second death, we will pay the death benefit as if the beneficiary had died first.

                            OWNERSHIP AND ASSIGNMENT

Until the second death, you as owner, without any beneficiary's consent, can:

(a)     receive any amount payable under your policy; and

(b)     exercise all rights and privileges granted by the policy; and

(c)     assign the policy.

An assignment does not bind us until we receive it at one of our offices; we are not responsible for its validity or its effects. It should be filed with us in duplicate; we will return a copy.

                                BENEFIT OPTIONS

The "proceeds" of your policy are the amount payable on surrender for cash or as a death benefit. The "payee" is the person or persons we pay

You can have us pay the proceeds in instalments instead of in one sum; you can choose one of the five options below. If you do not choose an option before the second death, the beneficiary can choose one.

Option 1, Annuity Certain. We will pay equal instalments for a period you specify: at least five years, at most 30 years.

Option 2, Life Annuity. When choosing this option you specify type (a) or (b) below. We will pay equal instalments during the lifetime of a person called the annuitant. Unpaid instalments cannot be commuted while the annuitant is alive.

(a) Certain period. When choosing the option you specify a period of 10 or 20 years called the certain period. If the annuitant dies before we have paid instalments for the certain period, we will pay instalments for the remainder of that period as they fall due.

(b) Instalment refund. If the annuitant dies before the total amount paid equals the proceeds, we will continue to pay instalments as they fall due, until the total equals the proceeds. We will reduce the final instalment if necessary so that the total paid will not exceed the proceeds.

Option 3, Instalments until proceeds used up. (This option is not available if you surrender the policy for cash.) We will pay specified instalments until the proceeds, together with interest, are used up. The unpaid balance will earn interest at 3 1/2% per year, plus any extra interest that we may determine.

Option 4, On depost. (This option is not available if you surrender the policy for cash.) The proceeds will be left with us as a deposit. The payee can make withdrawals, but not more often than monthly, until the proceeds, together with interest, are used up. The unpaid balance will earn interest at 3 1/2% per year, plus any extra interest that we may determine.

                                  (continued)

Option 5, Joint and Survivor Annuity. We will pay equal instalments during the joint lifetime of two annuitants; after one of them dies, we will pay instalments of the same amount during the remaining lifetime of the other. Unpaid instalments cannot be commuted while either annuitant is alive.

If both annuitants die before we have paid instalments for 10 years, we will pay instalments for the remainder of that period as they fall due.

Selection of payee and annuitant. The payee in Option 1 must be chosen from
(a), (b) and (c) below. And so must the annuitant in Option 2, and at least one of the annuitants in Option 5. Any other choice will need our consent.

(a)     One of the lives insured.

(b) The spouse, parents, brothers, sisters and children of one of the lives insured.

(c)     You, if you own the policy as an individual.

Payment after payee's death. After becoming entitled to payments the payee can appoint a persons or persons to receive any payments which would otherwise be payable to his or her estate. The appointment will be subject to our approval. We are not responsible if an appointment that we accept does not achieve the payee's purpose.

If when a payee dies there is no appointed person alive to receive any later payments, we will pay the payee's estate the amount (a) (b) or (c) below.

(a) Under Options 3 and 4, any unpaid balance, with interest due to the date of death.

(b)     Under Option 1, the commuted value of any remaining payments.

(c) Under Options 2 and 5, if there is an annuitant still alive, the remaining payments as they fall due; or if no annuitant is alive, their commuted value.

Alternative annuity. Under Options 1, 2 and 5 we will pay the greater of (a) and (b) below.

(a)     Instalments based on the tables in the policy.

(b) 3% more than if the proceeds were used to buy a new annuity on the plan chosen under the option, at our rates in use when payments begin.

Payments under Options 2 and 5. Under Options 2 and 5 we can ask for evidence that an annuitant is living when any payment is due.

The size of payments depends on the age and sex of the annuitants. We need proof of age before making the first payment. If we base payments on the tables in the policy, we use increased ages as shown below; this makes the payments larger if they start in the first 30 policy years.

                                                     1st        11th       21st
                                                      to          to         to
Policy year in which first payment is due           10th        20th       30th
                                                --------    --------   --------
Age increase in years                                  3           2          1


Payments other than monthly. Payments under Options 1, 2 and 5 can be monthly, quarterly, semi-annual or annual. If they are based on the tables in the policy, we would convert the monthly amount by multiplying it by:

(a)     2.991 for quarterly payments;

(b)     5.957 for semi-annual payments;

(c)     11.813 for annual payments.

Minimum payments. If payments would be less than $40 monthly, $60 quarterly, or $100 semi-annually, we will pay annually instead; except that if the annual payment would be less than $200, we can pay the commuted value instead.

Commuted value: interest rates. The interest rate used to calculated the amounts in the tables for Options 1, 2 and 5, is 3 1/2% per year. If payments are commuted, we use that rate to calculate the commuted value; except that if we base the payments on the new annuity in (b) of the "Alternative annuity" section, we use the rate that would be used for that annuity.

Protection of proceeds. If you choose someone other than yourself to receive payments, that payee cannot commute, assign or encumber the payments unless that right was granted when the payee was chosen. The same is true if the beneficiary chooses someone else to receive payments.

                          PROTECTION AGAINST CREDITORS

So far as the law allows, all payments are exempt from the payee's debts and contracts, and from seizure by court order. We may require proof that the person claiming any payment is entitled to it.

                         CURRENCY AND PLACE OF PAYMENT

All payments to or by us will be in the lawful currency of the United States of America. We will make payments at any our offices in the United States.

                                    CONTRACT

Your whole contract is in the policy and the application. A copy of the application is attached to the policy and deemed a part of it. We will not be bound by any statement that is not in the application or the policy.

Only our President or one of our Vice-Presidents can amend or modify the policy or waive any of its provisions, and only in writing.

Statements by you or either of the lives insured are representations, not warranties, unless fraud is involved. We will not use any statement by you or either of the lives insured to deny a claim, unless it is written in the application.

                               VALIDITY OF POLICY

With respect to each life insured, we cannot contest the validity of your policy after if has been in force during the lifetime of that life insured for two years from its issue date. But this is subject to the following:

(a)     We can contest at any time for failure to pay a premium.

(b) With respect to each life insured, we can contest if the policy has been reinstated and has been in force during the lifetime of that life insured for less than two years since the reinstatement took effect, and any fact affecting the reinstatement was misrepresented.

(c) If the policy includes a rider adding a "total disability waiver" benefit, we can contest the rider's validity as specified in the rider.

                                BASIS OF VALUES

The table of values on page 3 shows the basic values and the amounts of paid-up insurance. The basic value at any time is equal to the then present value of the paid-up insurance, and is calculated by the standard nonforfeiture method. The table assumes premiums are paid to the end of the policy year shown. It is does not take into account any dividends, paid-up additions or policy debt.

The tables shows values for a number of consecutive anniversaries; beyond the last of those anniversaries we compute values and benefits by the standard nonforfeiture method.

On your request we will state values and benefits for dates not shown. For a specific date in a policy year, we will allow for the time elapsed in that year and the date to which premiums have been paid.

All these values and benefits are at least as much as those required by the State in which this policy is delivered. We have filed a detailed statement of our method of computing them with your State's insurance department.

Basic values and net single premiums are based on the Commissioners 1980 Standard Ordinary Mortality Table. We assume interest at 7% per year in calculating basic cash values and paid-up values, and 4% per year in calculating paid-up additions; and that deaths occur at the end of the policy year of death.

  TABLES OF MONTHLY INSTALMENTS UNDER BENEFIT OPTIONS - Per $1.000 of proceeds

                            OPTION 1. Annuity Certain

Years              5       6       7       8       9      10      11      12      13      14      15      16      17
Instalment    $18.12   15.35   13.38   11.90   10.75    9.83    9.09    8.46    7.94    7.49    7.10    6.76    6.47
              ------   -----   -----   -----   -----    ----    ----    ----    ----    ----    ----    ----    ----
Years             18      19      20      21      22      23      24      25      26      27      28      29      30
Instalment     $6.20    5.97    5.75    5.56    5.39    5.24    5.09    4.96    4.84    4.73    4.63    4.53    4.45
              ------   -----   -----   -----   -----    ----    ----    ----    ----    ----    ----    ----    ----

                             OPTION 2 Life Annuity

         Use annuitant's increased age on due date of first instalment

                     Men                    Women                             Men                  Women
           ----------------------   ---------------------          ----------------------   ---------------------
              Certain                  Certain                        Certain                  Certain
              Period      Instal-      Period      Instal-            Period      Instal-      Period      Instal-
             10      20    ment       10      20    ment             10      20    ment       10      20    ment
Age        Years   Years  Refund    Years   Years  Refund     Age  Years   Years  Refund    Years   Years  Refund
--          -----   -----   -----   -----   -----   -----      --   -----   -----   -----   -----   -----   -----
15*         $3.27   $3.26   $3.26   $3.16   $3.16   $3.16      50   $4.49   $4.34   $4.35   $4.04   $3.99   $3.98
16           3.28    3.27    3.27    3.17    3.17    3.17      51    4.56    4.39    4.41    4.09    4.03    4.02
17           3.30    3.29    3.28    3.18    3.18    3.18      52    4.64    4.44    4.48    4.15    4.08    4.07
18           3.31    3.31    3.30    3.20    3.19    3.19      53    4.71    4.50    4.54    4.20    4.13    4.12
19           3.33    3.32    3.32    3.21    3.20    3.20      54    4.79    4.55    4.61    4.26    4.18    4.18

20           3.35    3.34    3.33    3.22    3.22    3.21      55    4.87    4.61    4.68    4.33    4.23    4.24
21           3.37    3.36    3.35    3.23    3.23    3.23      56    4.96    4.67    4.76    4.39    4.29    4.29
22           3.38    3.38    3.37    3.25    3.24    3.24      57    5.05    4.73    4.83    4.46    4.34    4.36
23           3.40    3.40    3.39    3.26    3.26    3.26      58    5.14    4.79    4.92    4.54    4.40    4.42
24           3.43    3.42    3.41    3.28    3.27    3.27      59    5.24    4.85    5.00    4.62    4.46    4.49

25           3.45    3.44    3.43    3.29    3.29    3.29      60    5.34    4.91    5.09    4.70    4.53    4.56
26           3.47    3.46    3.45    3.31    3.31    3.30      61    5.45    4.97    5.19    4.78    4.59    4.64
27           3.49    3.48    3.47    3.33    3.32    3.32      62    5.56    5.03    5.29    4.87    4.66    4.72
28           3.52    3.51    3.50    3.35    3.34    3.34      63    5.68    5.10    5.39    4.97    4.73    4.81
29           3.54    3.53    3.52    3.36    3.36    3.35      64    5.80    5.16    5.50    5.07    4.80    4.90

30           3.57    3.56    3.55    3.38    3.38    3.37      65    5.93    5.21    5.62    5.17    4.87    4.99
31           3.60    3.58    3.57    3.40    3.40    3.39      66    6.07    5.27    5.74    5.28    4.94    5.09
32           3.63    3.61    3.60    3.43    3.42    3.41      67    6.21    5.33    5.87    5.40    5.01    5.20
33           3.66    3.64    3.63    3.45    3.44    3.43      68    6.35    5.38    6.01    5.52    5.08    5.31
34           3.70    3.67    3.66    3.47    3.46    3.46      69    6.50    5.43    6.16    5.66    5.15    5.43

35           3.73    3.70    3.69    3.50    3.49    3.48      70    6.66    5.48    6.31    5.80    5.22    5.55
36           3.77    3.74    3.72    3.52    3.51    3.50      71    6.83    5.52    6.47    5.95    5.28    5.69
37           3.80    3.77    3.76    3.55    3.54    3.53      72    7.00    5.56    6.65    6.10    5.35    5.83
38           3.84    3.81    3.79    3.58    3.56    3.55      73    7.17    5.60    6.83    6.27    5.40    5.99
39           3.89    3.84    3.83    3.61    3.59    3.58      74    7.35    5.63    7.03    6.44    5.46    6.15

40           3.93    3.88    3.87    3.64    3.62    3.61      75    7.53    5.66    7.24    6.63    5.51    6.32
41           3.97    3.92    3.91    3.67    3.65    3.64      76    7.71    5.68    7.45    6.82    5.55    6.51
42           4.02    3.96    3.95    3.70    3.68    3.67      77    7.89    5.70    7.69    7.02    5.59    6.71
43           4.07    4.00    3.99    3.74    3.71    3.70      78    8.07    5.72    7.94    7.22    5.62    6.92
44           4.13    4.05    4.04    3.77    3.75    3.74      79    8.25    5.73    8.21    7.43    5.65    7.15

45           4.18    4.09    4.09    3.81    3.78    3.77      80    8.43    5.74    8.49    7.64    5.68    7.39
46           4.24    4.14    4.13    3.85    3.82    3.81      81    8.60    5.74    8.80    7.85    5.69    7.65
47           4.30    4.18    4.19    3.90    3.86    3.85      82    8.77    5.75    9.13    8.05    5.71    7.92
48           4.36    4.23    4.24    3.94    3.90    3.89      83    8.93    5.75    9.48    8.26    5.72    8.21
49           4.43    4.28    4.29    3.99    3.94    3.93      84    9.08    5.75    9.86    8.45    5.73    8.53

            *and under +and over                               85+   9.21    5.75   10.27    8.64    5.75    8.86

       TABLES OF MONTHLY INSTALMENTS (continued) - Per $1.000 of proceeds
         OPTION 5, Joint and Survivor Annuity - Certain period 10 years Use annuitants' increased ages on due date of first instalment

                                   Woman's Age

-----------------------------------------------------------------------------------------------------------------
Man's                45         50         55         56          57         58         59         60         61
Age
                   ----------------------------------------------------------------------------------------------
45                 $3.62      $3.73      $3.83      $3.85       $3.87      $3.88      $3.90      $3.92      $3.94
50                  3.68       3.81       3.94       3.97        4.00       4.02       4.05       4.07       4.10

55                  3.72       3.87       4.04       4.08        4.12       4.15       4.19       4.22       4.26
56                  3.72       3.89       4.06       4.10        4.14       4.17       4.21       4.25       4.29
57                  3.73       3.90       4.08       4.12        4.16       4.20       4.24       4.28       4.32
58                  3.74       3.91       4.10       4.14        4.18       4.22       4.26       4.30       4.34
59                  3.74       3.92       4.12       4.16        4.20       4.24       4.29       4.33       4.37

60                  3.75       3.93       4.13       4.17        4.22       4.26       4.31       4.36       4.40
61                  3.75       3.94       4.15       4.19        4.24       4.28       4.33       4.38       4.43
62                  3.76       3.94       4.16       4.21        4.25       4.30       4.35       4.40       4.45
63                  3.76       3.95       4.17       4.22        4.27       4.32       4.37       4.43       4.48
64                  3.77       3.96       4.19       4.24        4.29       4.34       4.39       4.45       4.50

65                  3.77       3.97       4.20       4.25        4.30       4.36       4.41       4.47       4.53
66                  3.78       3.97       4.21       4.26        4.32       4.37       4.43       4.49       4.55
67                  3.78       3.98       4.22       4.27        4.33       4.39       4.45       4.51       4.57
68                  3.78       3.98       4.23       4.29        4.34       4.40       4.46       4.52       4.59
69                  3.79       3.99       4.24       4.30        4.35       4.41       4.48       4.54       4.61

70                  3.79       3.99       4.25       4.31        4.37       4.43       4.49       4.56       4.62
75                  3.80       4.01       4.28       4.35        4.41       4.48       4.55       4.62       4.70
-----------------------------------------------------------------------------------------------------------------

                                   Woman's Age
-----------------------------------------------------------------------------------------------------------------
Man's           62        63        64        65        66         67        68        69        70        75
Age
                 ------------------------------------------------------------------------------------------------
45               $3.95     $3.97     $3.98     $4.00     $4.01      $4.02     $4.04     $4.05     $4.06     $4.11
50                4.12      4.14      4.17      4.19      4.21       4.23      4.25      4.27      4.29      4.37

55                4.29      4.32      4.36      4.39      4.42       4.45      4.48      4.51      4.54      4.67
56                4.32      4.36      4.39      4.43      4.46       4.50      4.53      4.56      4.59      4.73
57                4.35      4.39      4.43      4.47      4.51       4.54      4.58      4.61      4.65      4.80
58                4.39      4.43      4.47      4.51      4.55       4.59      4.63      4.66      4.70      4.87
59                4.42      4.46      4.50      4.55      4.59       4.63      4.67      4.71      4.75      4.94

60                4.45      4.49      4.54      4.59      4.63       4.68      4.72      4.77      4.81      5.01
61                4.48      4.53      4.57      4.62      4.67       4.72      4.77      4.82      4.86      5.08
62                4.51      4.56      4.61      4.66      4.71       4.76      4.82      4.87      4.92      5.15
63                4.53      4.59      4.64      4.70      4.75       4.81      4.86      4.92      4.97      5.23
64                4.56      4.62      4.67      4.73      4.79       4.85      4.91      4.97      5.02      5.30

65                4.59      4.64      4.71      4.77      4.83       4.89      4.95      5.01      5.08      5.38
66                4.61      4.67      4.74      4.80      4.86       4.93      5.00      5.06      5.13      5.45
67                4.63      4.70      4.76      4.83      4.90       4.97      5.04      5.11      5.18      5.53
68                4.65      4.72      4.79      4.86      4.93       5.01      5.08      5.15      5.23      5.60
69                4.68      4.75      4.82      4.89      4.96       5.04      5.12      5.20      5.28      5.68

70                4.69      4.77      4.84      4.92      5.00       5.08      5.16      5.24      5.32      5.75
75                4.77      4.86      4.94      5.03      5.12       5.22      5.32      5.42      5.53      6.10
-----------------------------------------------------------------------------------------------------------------

We will quote on request the instalment for any other combination of ages or for two annuitants of the same tax.

                                  ENDORSEMENT














                               SIMULTANEOUS DEATH

This endorsement is included in and made a part of the policy to which it is attached by the Company.

If both lives insured die simultaneously or in circumstances rendering it uncertain which is the second to die, the older will be deemed to have been the second to die, and no payment will be made in respect of the death of the younger life insured.














                                       THE MANUFACTURERS LIFE INSURANCE COMPANY




                                                  XXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
                                            -----------------------------------
                                                                      President

                                     RIDER
                          PAID UP ADDITIONAL INSURANCE
                            PAYABLE ON SECOND DEATH

This rider is a part of your policy. Should any statement in the policy be in conflict with any statement or statements in this rider, the provisions of this rider shall prevail.

The "first death" means the death of the first to die of the lives insured.

The "second death" means the death of the second to die of the lives insured.

If the second death occurs while this rider is in force, we will pay the death benefit under this rider to the same beneficiary and in the same manner as the proceeds payable under the basic policy.

Benefit. Premiums paid for this rider purchases participating paid-up whole life insurance called "additional insurance". This will be part of the death benefit proceeds of your policy. It is in addition to any amount payable under the basic policy.

Effective Date. If this rider was issued with your policy. It takes effect on the policy date as shown on page 3.

If this rider was issued after the policy, we have added it by a statement attached to the policy; and that statement shows the effective date, the premium and the amount of additional insurance.

Rider Years. Rider years and anniversaries will be measured from the policy date shown on page 3. However, if the rider is added after the policy date, rider years will be measured from the effective date of the rider.

Payment of Premiums. Premiums for this rider and the amount of insurance provided are shown on page 4. Premiums are payable on or before their due dates, at any of our offices or to one of our agents. For payment of each premium except the first, we give a grace period of 31 days after the due date.

You may elect to pay a lump sum (single) payment at issue regardless of the premium frequency of your basic policy; or payments can be made for the life of the policy payable at the same frequency as basic policy premiums.

A percentage of each premium paid, as determined by the issue age of each life insured, the length of time the rider has been in force, sex, rate class and smoking status will be applied as a net single premium to purchase additional insurance.

The premium payments made in any year under this rider:

(a) Cannot exceed the maximum amount permitted by the underwriting rules of the Company at the date of issue of this rider.

(b) Cannot exceed the premium paid under this rider in the previous year, less any amount that may have been surrendered in the previous year.

The "Automatic Premium Loan" provision of the basic policy does not apply to this rider.

If a "Total Disability Waiver Rider" is attached to the basic policy, premiums for this rider will not be waived under the terms of the "Total Disability Waiver Rider".

Premium Adjustment At Death. The pro rata portion of any premium paid for a period beyond the date of the second death will not be refunded.

Policy Values Unchanged. This rider will not affect the guaranteed options or table of values in the basic policy.

Cash Value Of Additional Insurance. By making written request a full or partial surrender may be made at any time that coverage is in force under this rider. The minimum amount we will allow for a partial surrender will be $100.00. After we receive your request to surrender, no insurance will be provided by the surrendered part.

While additional insurance is in force, its cash value is considered a dividend credit for the purpose of determining the policy's cash value.

Policy Loans. Policy loans will be available subject to our maximum loan restrictions, and the "Loan Conditions" provision in the policy to which this rider is attached.

Any policy loans will first be applied to the cash value and paid up additions of the basic policy, and then to this rider.

Repayment of any policy loans will first be applied to this rider and then to the basic policy.

Basis Of Values. The net single premium for the additional insurance and its cash value, are based on the Commissioners 1980 Standard Ordinary Mortality Table without select factors. We assume interest at 5.5% per year, and that deaths occur at the end of the policy year of death.

                                  ENDORSEMENTS


                                OWNER-TRUSTEE(S)

PAYMENT TO THE TRUSTEE(S) OF ANY AMOUNT TO WHICH THE TRUSTEE(S) IS (ARE) ENTITLED UNDER THE POLICY, EITHER BY DEATH OR OTHERWISE, WILL FULLY DISCHARGE THE COMPANY FROM ALL LIABILITY UNDER THE POLICY TO THE EXTENT OF THE AMOUNT SO PAID.

704-1














                                                   XXXXXXXXXXXXXXXXXXXXXXXXXXXXX
                                                 -------------------------------
                                                                      President

                                     Rider

                              INSURED LOAN OPTION

Option. This rider provides another option for the use of the dividends in addition to the options listed in the "Dividends" provision. See "Use of Dividends" below.

Election Date. This is the date when the "Insured Loan Option" becomes effective. We must receive your written request to effect the option. The option becomes effective only on a policy anniversary.

Use of Dividends. If the insured loan option has not yet been elected, dividends will be applied to purchase paid-up additions. When the insured loan option has been elected, dividends will be applied to reduce premiums. If the premium due exceeds the dividend, paid-up additions will be surrendered and applied towards that premium such that the cash value is the lesser of (1) and
(2):

(1)     the excess of the premium due over the dividend;

(2)     the cash value of paid-up additions.

If the premium due is greater than the sum of the dividend and the cash value of paid-up additions, a policy loan will be taken for the excess and the insured loan term cost (see "Insured Loan Term Addition" below). The proceeds of the loan will be applied towards the premium due and the cost of the insured loan term addition.

If the dividend is greater than the sum of the premium due and the insured loan term cost, then the excess of the dividend over that sum will be applied to reduce any outstanding policy loan. The balance of the excess, if any, will be applied to purchase paid-up additions.

Insurable Loan Amount. The insurable loan amount, which is zero on the effective date of the option, increases on each policy anniversary by:

        (a) premiums (including riders and any substandard extra premiums) due up to but not including the next policy anniversary which are paid for by policy loan;

plus    (b)    one year's interest on the previous year's insurable loan
               amount at the policy loan interest rate;

plus    (c)    the insured loan term cost;

less    (d)    the dividend payable at that policy anniversary;

less    (e)    any loan repayment during the preceding year.

The insured loan amount on any date is the lesser of (1) and (2):

(1)     the policy loan outstanding at that date;

(2) the insurable loan amount at the previous policy anniversary, increased by interest at the policy loan interest rate to that date. The insurable loan amount may never be less than zero.

Insured Loan Term Addition. Each term addition provides insurance for one year from the policy anniversary when it is purchased. We will pay the amount of the insurance, on receiving due proof that the second to die of the lives insured died while the rider was in force.

The insured loan term premium rate will not be greater than the rate based on the Commissioners 1980 Standard Ordinary Smoker/Non Smoker Aggregate Mortality Table, and an interest rate of 6%.

The face amount of the insured loan term addition is equal to the insured loan at that policy anniversary, increased by interest at the policy loan interest rate to the end of the policy year.

The insured loan term cost at a policy anniversary is equal to the face amount of the insured loan term addition times the insured loan term premium rate.

Cash Value of Insured Loan Term Addition. You can surrender any term addition for its cash value during the year for which it is in force.

The cash value will be a part of the amount used to purchase the term addition, proportional to the remainder of the policy year. For instance, if you surrender at the end of the seventh month of the policy year, the cash value will be five-twelfths of the amount used to purchase the term addition.

While a term addition is in force, its cash value is considered a dividend credit, for purposes of determining the policy's cash value.

Termination of Insured Loan Term Addition. Each term addition terminates on the earliest of:

(a)     the next policy anniversary after it was purchased:

(b)     the date when you surrender it for cash;

(c) change of the policy to paid-up insurance under its "Guaranteed options" provision;

(d)     termination of the policy.

Termination of the Option. The option terminates on the earliest of:

(a)     the date when you surrender a term addition for cash:

(b) change of the policy to paid-up insurance under its "Guaranteed options" provision;

(c) the date when on your written request, we replace the option by one of the options in the "Dividends" provision.

                                       THE MANUFACTURERS LIFE INSURANCE COMPANY



                                                    XXXXXXXXXXXXXXXXXXXXXXXXXXXX
                                           -------------------------------------